Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & COO	Vice President Corporate Affairs and Communications
(616) 878-8793	(616) 878-2830

SpartanNash Announces First Quarter Fiscal Year 2015 Financial Results

Adjusted EPS from Continuing Operations Improved 10 Percent to $0.44 per Diluted Share; Reported First Quarter EPS from Continuing Operations of $0.28 per Diluted Share

Operating Cash Flow Increases 50% to $48.9 Million

Long-term Debt Reduced by $35 million in the Quarter

GRAND RAPIDS, MICHIGAN – May 27, 2015 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 16-week first quarter ended April 25, 2015.

First Quarter Results

Consolidated net sales for the sixteen-week first quarter decreased 0.9 percent to $2.31 billion compared to $2.33 billion last year as increases in the food distribution and military segments were offset by the impact of our store rationalization plan and significantly lower retail fuel prices compared to the prior year.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) increased to $65.9 million, or 2.8 percent of net sales, compared to $64.9 million, or 2.8 percent of net sales last year. Adjusted EBITDA is a non-Generally Accepted Accounting Principles (GAAP) financial measure. Please see the financial tables at the end of this press release for a reconciliation of Adjusted EBITDA to operating earnings, and a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Adjusted operating earnings for the first quarter were $33.9 million compared to $31.9 million in the first quarter last year.   For the first quarter of fiscal 2015, adjusted operating earnings excludes net charges of $10.0 million for restructuring and asset impairment charges primarily related to our store and warehouse facility rationalization plan and merger integration and acquisition expenses, partially offset by a gain on sale of assets. For the prior year first quarter, adjusted operating earnings excludes net charges of $4.3 million related to merger integration expenses and restructuring and asset impairment charges, partially offset by gains on sales of assets.  Adjusted operating earnings is a non-GAAP operating financial measure.  Reported operating earnings were $23.9 million compared to $27.6 million for the prior year quarter.

Adjusted earnings from continuing operations for the first quarter were $16.6 million, or $0.44 per diluted share, compared to $15.2 million, or $0.40 per diluted in the first quarter last year. For the first quarter of fiscal 2015 and the first quarter of last year, adjusted earnings from continuing operations excludes net after-tax charges of $0.16 per diluted share and $0.07 per diluted share, respectively, for the items previously mentioned.  Adjusted earnings from continuing operations is a non-GAAP operating financial measure. Reported earnings from continuing operations for the first quarter of fiscal 2015 were $10.4 million, or $0.28 per diluted share, compared to $12.5 million, or $0.33 per diluted share, in the prior year quarter, primarily due to the factors previously mentioned.

“We are encouraged by our performance in the first quarter,” stated Dennis Eidson, SpartanNash's President and Chief Executive Officer. “As expected, our sales comparisons were negatively affected by the significant winter weather benefit in the first quarter last year and inclusion of the stores acquired in the merger with Nash Finch. Despite these headwinds, we achieved slightly positive comparable store sales in our Michigan supermarkets and our adjusted earnings from continuing operations exceeded our expectations as we benefited from lower expense levels and merger synergies. We are also pleased to have further strengthened our balance sheet as we reduced debt by $35 million during the quarter and $70 million over the past twelve months, demonstrating our continued commitment to reducing leverage and ensuring availability to execute our strategic objectives.  To that point and in line with our strategy of opportunistically expanding our retail presence, I am pleased to announce that we signed an asset purchase agreement with Dan’s Supermarket, Inc., a six-store chain serving Bismarck and Mandan, North Dakota.  This acquisition offers us a great opportunity to serve additional customers in North Dakota and incorporate a successful independent business into our family of corporate-owned stores.  We expect this transaction will close in June 2015. ”

Gross profit margin for the first quarter was 14.5 percent compared to 14.9 percent in the prior year. The change in gross profit margin rate primarily reflects the impact of a higher mix of lower margin military and food distribution sales.

First quarter operating expenses would have been $302.4 million, or 13.1 percent of net sales, compared to $315.5 million, or 13.5 percent of net sales, in the same quarter last year, if this year's net charges related to merger integration expenses, asset impairment and restructuring charges and gains on sales of assets were excluded from both periods. The lower expenses as a rate to sales were primarily due to a higher mix of military and food distribution sales. Reported operating expenses for the first quarter of fiscal 2015 were $312.4 million, or 13.5 percent of sales, compared to $319.8 million, or 13.7 percent of sales, in the same quarter last year.

Food Distribution Segment

Net sales for the food distribution segment increased 1.6 percent to $986.4 million in the first quarter from $971.0 million for the first quarter last year. First quarter adjusted operating earnings for the food distribution segment were $22.2 million, compared to adjusted operating earnings of $19.1 million in the same period last year.  In the current year first quarter, adjusted operating earnings exclude $1.9 million of net pre-tax merger integration expenses, restructuring charges and gains on sales of assets.  The prior year first quarter excludes $4.9 million of pre-tax merger integration expenses and restructuring charges. The increase in adjusted operating earnings was due to merger synergies and lower operating costs, including labor and healthcare expenses and the impact of lower net fuel prices. Adjusted operating earnings is a non-GAAP operating financial measure. Reported operating earnings for the first quarter of fiscal year 2015 were $20.2 million compared to $14.2 million in the prior year first quarter.

Retail Segment

Net sales for the retail segment decreased 7.6 percent to $626.9 million in the first quarter of fiscal 2015 from $678.6 million for the first quarter last year, primarily due to $27.8 million in lower sales due to the closure of retail stores and fuel centers, $15.8 million due to significantly lower retail fuel prices and a 1.2 percent decrease in comparable store sales, excluding fuel.  As anticipated, comparable store sales reflect the inclusion of the stores obtained in the merger with Nash Finch, the significant winter weather benefit in the first quarter last year and limited center store inflation. Comparable store sales in the Company’s core Michigan supermarkets were slightly positive in the first quarter.

First quarter adjusted operating earnings for the retail segment were $5.6 million, compared to adjusted operating earnings of $8.4 million in the prior year first quarter.  In the current year first quarter, adjusted operating earnings exclude $8.1 million of pre-tax asset impairment and restructuring charges and acquisition costs.  The prior year first quarter excludes $0.6 million of net pre-tax gains on asset sales and asset impairment charges. The decrease in adjusted operating earnings was due to the lower comparable store sales volumes and the impact of newly opened stores, partially offset by favorable fuel center results, health care expenses and the impact of store closures. Reported operating loss in the retail segment was $2.6 million compared to operating earnings of $8.9 million in the prior year quarter.

During the first quarter, the Company opened one new store and fuel center and closed four stores. SpartanNash ended the quarter with 159 corporate owned stores and 30 fuel centers.

Military Segment

Net sales for the Company's military segment increased 2.2 percent to $699.4 million compared to $684.2 million in the prior year first quarter, primarily due to increased export sales and new business. Reported operating earnings for the military segment were $6.2 million, compared to $4.4 million in the prior year quarter.  The increase in operating earnings was due primarily to increased sales volumes, improved operational efficiencies and lower net fuel costs.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the first quarter was $48.9 million, compared to $32.6 million in the comparable period last year. The increase was primarily due to improvements in working capital.

As a result of the strong cash flow generation, the Company continued to repurchase shares of its common stock. The company repurchased 79,400 shares during the first quarter of fiscal 2015. As of April 25, 2015, the Company had $18.8 million available for future share repurchases under its $50.0 million repurchase program which expires May 17, 2016.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $526.8 million as of April 25, 2015 compared to $563.8 million at January 3, 2015. The Company's total net long-term debt-to-capital ratio is 0.41-to-1.0 and net long-term debt to Adjusted EBITDA is 2.24-to-1.0 as of April 25, 2015. Net long-term debt is a non-GAAP financial measure. Long-term debt and capital lease obligations, including current maturities, were $535.3 million at April 25, 2015 compared to $570.3 million at January 3, 2015.

The Company believes that cash flow from operating activities and the $250 million of strategic availability under its revolving credit facility will support its operational and strategic initiatives for the remainder of fiscal 2015.

Outlook

Mr. Eidson continued, "We are cautiously optimistic about the outlook for the remainder of the year given the continued limited center store inflation and an increasingly competitive retail food environment, particularly in our western markets. While we expect modest pressure on sales, we continue to take steps to drive our top and bottom line, including the rollout of our merchandising, pricing and promotional strategies across our western store base and additional store remodels. During the first quarter, we began construction on six remodels and re-banners in the Nebraska market and expect to realize the impacts of this investment upon completion of these projects in the third quarter. We also expect to continue to benefit from the merger integration and improved operational efficiencies, including the optimization of our supply chain in our food distribution and military channels.”

For the second quarter of fiscal 2015, the Company anticipates that net earnings from continuing operations per diluted share will slightly exceed last year’s comparable second quarter results of $0.50 per diluted share, excluding merger integration costs and any other one-time expenses.

The Company is maintaining its previously issued fiscal 2015 guidance of adjusted earnings per share from continuing operations of approximately $1.89 to $1.98, excluding merger integration costs and other one-time expenses and gains. For purposes of comparison, the Company’s similarly adjusted earnings per share were $1.80 in fiscal 2014 when adjusted to a 52-week basis.  This guidance is based on expectations of sales growth in both the food distribution and military segments and slightly negative to slightly positive comparable store sales at retail, reflecting the inclusion of the stores obtained in the merger with Nash Finch and continued limited center store inflation, sequential improvements as a result of the remodels completed in fiscal 2015 and the rollout of merchandising, pricing and promotional programs to all stores.

The Company continues to expect capital expenditures for fiscal year 2015 to be in the range of $75.0 million to $80.0 million, with depreciation and amortization of approximately $83.0 million to $85.0 million and total interest expense of approximately $23.0 to $24.0 million.

Conference Call

A telephone conference call to discuss the Company’s first quarter of fiscal 2015 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 28, 2015. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com.  Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. The Company’s core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 44 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Honduras and Egypt. SpartanNash currently operates 159 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Markets, Family Fresh, No Frills, Bag 'n Save, Sun Mart and Econofoods.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words "outlook," "optimistic," "anticipates", "believe," "expects," "guidance," “focus,” "position," "taking steps," “maintain” or "plan" or similar expressions or that an event or trend "may" or "will" ”may”  occur or "continue." Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores' and Nash Finch's business and the combined company's ability to compete in the highly competitive grocery distribution and retail grocery industry. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K,  recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	16 Weeks Ended
	April 25,		April 19,
	2015		2014
Net sales	$2,312,683		$2,333,727
Cost of sales	1,976,437		1,986,389
Gross profit	336,246		347,338

Operating expenses
Selling, general and administrative	302,371		315,465
Merger integration and acquisition	2,684		4,168
Restructuring and asset impairment	7,338		127
Total operating expenses	312,393		319,760

Operating earnings	23,853		27,578

Non-operating expense (income)
Interest expense	6,750		7,474
Other, net	(28)		5
Total non-operating expense, net	6,722		7,479

Earnings before income taxes and discontinued operations	17,131		20,099
Income taxes	6,684		7,580
Earnings from continuing operations	10,447		12,519

Loss from discontinued operations, net of taxes	(120)		(209)
Net earnings	$10,327		$12,310

Basic earnings per share:
Earnings from continuing operations	$0.28		$0.33
Loss from discontinued operations	(0.01)	*	—	*
Net earnings	$0.27		$0.33

Diluted earnings per share:
Earnings from continuing operations	$0.28		$0.33
Loss from discontinued operations	(0.01)	*	—	*
Net earnings	$0.27		$0.33

Weighted average shares outstanding:
Basic	37,689		37,600
Diluted	37,802		37,718

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 25, 2015	April 19, 2014
Assets
Current assets
Cash and cash equivalents	$8,475	$15,064
Accounts and notes receivable, net	312,521	311,178
Inventories, net	562,979	557,760
Prepaid expenses and other current assets	26,397	34,105
Property and equipment held for sale	8,947	189
Total current assets	919,319	918,296

Property and equipment, net	579,825	608,824
Goodwill	297,280	299,012
Other assets, net	119,371	130,855

Total assets	$1,915,795	$1,956,987

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$349,893	$349,849
Accrued payroll and benefits	58,800	67,777
Other accrued expenses	39,045	43,438
Deferred income taxes	28,086	18,968
Current maturities of long-term debt and capital lease obligations	19,019	7,258
Total current liabilities	494,843	487,290

Long-term liabilities
Deferred income taxes	89,766	90,594
Postretirement benefits	16,734	19,918
Other long-term liabilities	41,608	41,788
Long-term debt and capital lease obligations	516,237	597,822
Total long-term liabilities	664,345	750,122

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,761 and 37,783 shares outstanding	524,741	522,813
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(11,486)	(8,626)
Retained earnings	243,352	205,388
Total shareholders’ equity	756,607	719,575

Total liabilities and shareholders’ equity	$1,915,795	$1,956,987

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 25, 2015	April 19, 2014
Cash flows from operating activities
Net cash provided by operating activities	$48,941	$32,595
Net cash used in investing activities	(4,523)	(22,063)
Net cash used in financing activities	(42,291)	(4,450)
Net cash used in discontinued operations	(95)	(234)
Net increase in cash and cash equivalents	2,032	5,848
Cash and cash equivalents at beginning of period	6,443	9,216
Cash and cash equivalents at end of period	$8,475	$15,064

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 25, 2015		April 19, 2014
Military Segment:
Net sales	$699,394	30.2%	$684,167	29.3%
Operating earnings	$6,158		$4,421
Food Distribution Segment:
Net sales	$986,435	42.7%	$971,002	41.6%
Operating earnings	$20,249		$14,209
Retail Segment:
Net sales	$626,854	27.1%	$678,558	29.1%
Operating (loss) earnings	$(2,554)		$8,948
Total:
Net sales	$2,312,683	100.0%	$2,333,727	100.0%
Operating earnings	$23,853		$27,578

Table 2: Reconciliation of Operating Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

(Unaudited)	16 Weeks Ended
(In thousands)	April 25, 2015	April 19, 2014
Operating earnings	$23,853	$27,578
Adjustments:
LIFO expense	1,723	1,972
Depreciation and amortization	25,785	27,553
Restructuring and asset impairment charges	7,338	127
Merger integration and acquisition	2,684	4,168
Stock based compensation	4,753	3,929
Other non-cash (gains)	(247)	(415)
Adjusted EBITDA	$65,889	$64,912
Reconciliation of operating earnings to adjusted EBITDA by segment:
Military:
Operating earnings	$6,158	$4,421
Adjustments:
LIFO expense	388	471
Depreciation and amortization	3,733	4,277
Stock based compensation	704	310
Other non-cash charges	97	5
Adjusted EBITDA	$11,080	$9,484
Food Distribution:
Operating earnings	$20,249	$14,209
Adjustments:
LIFO expense	890	962
Depreciation and amortization	8,536	9,019
Restructuring (gains) and asset impairment	(281)	722
Merger integration and acquisition	2,187	4,168
Stock based compensation	2,230	1,911
Other non-cash charges (gains)	35	(78)
Adjusted EBITDA	$33,846	$30,913
Retail:
Operating (loss) earnings	$(2,554)	$8,948
Adjustments:
LIFO expense	445	539
Depreciation and amortization	13,516	14,257
Restructuring charges (gains) and asset impairment	7,619	(595)
Merger integration and acquisition	497	-
Stock based compensation	1,819	1,708
Other non-cash (gains)	(379)	(342)
Adjusted EBITDA	$20,963	$24,515

Notes: Consolidated adjusted EBITDA is a non-GAAP operating financial measure that we define as operating earnings plus depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations.

We believe that adjusted EBITDA provides a meaningful representation of our operating performance for SpartanNash as a whole and for our operating segments. We consider adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers, and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

(Unaudited)	16 Weeks Ended
(In thousands)	April 25, 2015	April 19, 2014
Operating earnings	$23,853	$27,578
Adjustments:
Merger integration and acquisition	2,684	4,168
Restructuring and asset impairment	7,338	127
Adjusted operating earnings	$33,875	$31,873
Reconciliation of operating earnings to adjusted operating earnings by segment:
Military:
Operating earnings	$6,158	$4,421
Adjusted operating earnings	$6,158	$4,421
Food Distribution:
Operating earnings	$20,249	$14,209
Adjustments:
Merger integration and acquisition	2,187	4,168
Restructuring (gains) and asset impairment	(281)	722
Adjusted operating earnings	$22,155	$19,099
Retail:
Operating (loss) earnings	$(2,554)	$8,948
Adjustments:
Merger integration and acquisition	497	-
Restructuring charges (gains) and asset impairment	7,619	(595)
Adjusted operating earnings	$5,562	$8,353

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of its military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

	16 Weeks Ended
	April 25, 2015		April 19, 2014
		Earnings from		Earnings from
	Earnings	continuing	Earnings	continuing
	from	operations	from	operations
(Unaudited)	continuing	per diluted	continuing	per diluted
(In thousands, except per share data)	operations	share	operations	share
Earnings from continuing operations	$10,447	$0.28	$12,519	$0.33
Adjustments, net of taxes:
Merger integration and acquisition	1,638	0.04	2,596	0.07
Restructuring and asset impairment charges	4,478	0.12	79	0.00
Adjusted earnings from continuing operations	$16,563	$0.44	$15,194	$0.40

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that we define as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

We believe that adjusted earnings from continuing operations provide a meaningful representation of our operating performance for the Company. We consider adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. We believe that adjusted earnings from continuing operations provides useful information for our investors because it is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings (loss), cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	April 25, 2015	January 3, 2015
Current maturities of long-term debt and capital lease obligations	$19,019	$19,758
Long-term debt and capital lease obligations	516,237	550,510
Total debt	535,256	570,268
Cash and cash equivalents	(8,475)	(6,443)
Total net long-term debt	$526,781	$563,825

Notes: Total net debt is a non-GAAP financial measure that is defined as long term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending January 2, 2016
	Low	High
Earnings from continuing operations	$1.56	$1.65
Adjustments, net of taxes:
Restructuring and asset impairment	0.09	0.09
Merger integration and acquisition	0.24	0.24
Adjusted earnings from continuing operations	$1.89	$1.98